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Exhibit 23.2

CONSENT OF KPMG Audit Plc

The Board of Managers
Huntsman International LLC

        We consent to the inclusion in this Registration Statement on Amendment No. 1 to Form S-4 of Huntsman International LLC of our report dated June 2, 1999 with respect to the combined balance sheets of the Businesses as defined in our report, as of December 31, 1997 and 1998 and the related combined profit and loss accounts, cash flow statements and statements of total recognized gains and losses for each of the years in the three year period ended December 31, 1998, which report appears herein, and to the reference to our firm under the heading "Experts" in the Registration Statement.

KPMG Audit Plc

London
England

22 August 2002

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CONSENT OF KPMG Audit Plc